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                                                                    EXHIBIT 10.6


                             TERMINATION AGREEMENT
                             ---------------------


AGREEMENT entered into as of the 19th day of April, 1999, between BCT International, Inc., a Delaware corporation ("Employer") and James H. Kaufenberg ("Employee").

     WHEREAS, Employer employs Employee as its President and Chief Executive Officer and Employee serves also as a Director of Employer; and

     WHEREAS, Employer and Employee have agreed to terminate their employment relationship and Employee has agreed to resign as a Director of Employer as of this date pursuant to the terms and conditions hereof.

     NOW THEREFORE, in consideration of the premises and the mutual promises set forth herein, the parties agree as follows:

     1. Employee's employment is hereby terminated, and Employee hereby resigns as an employee, officer and Director of Employer and all of its subsidiaries. All agreements and contracts relating to such employment and directorship and Employee's compensation and benefits, including but not limited to, the letter agreement dated August 6, 1996, between Employer and Employee and all agreements relating to Employer's executive bonus plans, are hereby terminated without any further liability of the parties to each other thereunder except as set forth in this Agreement. Employee hereby releases Employer and its subsidiaries and their respective officers, directors, employees, agents and representatives from any and all claims, demands and liabilities whatsoever, whether actual or contingent, existing as of the date hereof, including, but not limited to any and all liability to Employee arising out of or in connection with Employee's employment or directorship; provided, however, that such release shall not cover any liability arising under this Agreement and shall not affect Employee's rights relating to Employer stock options and common stock held by Employee as set forth in Section 2 below.

     2. Employee owns, as of the date hereof, 12,000 shares of Employer's $.04 par value common stock (the "Common Stock"), together with options to purchase 102,500 shares of the Common Stock. These options are exercisable through July 19, 1999, at a price of $1.875 per share.

     3. Employee's salary, which is $140,000 per year, has been paid through April 16, 1999. Employee has accrued six and one-half weeks of vacation time through the date of this Agreement. On April 30, 1999, Employer shall pay to Employee two weeks' salary, which shall be applied to the accrued vacation balance. The balance of the vacation pay, representing four and one-half weeks' salary, shall be paid by Employer to Employee on or before May 14, 1999.

     4. From May 1, 1999, through October 31, 1999, Employer shall pay Employee a total of $70,000 in the form of salary payments at Employer's normal payroll intervals.
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     5.  On or before May 14, 1999, Employer shall pay to Employee the sum of
$85,000, representing Employee's bonus for the fiscal year ended February 28, 1999.

     6. Employee hereby exercises, effective May 14, 1999, options to purchase 17,200 shares of Common Stock (the "17,200 Options"). The $46,225 aggregate exercise price for such shares shall be paid by delivery and endorsement to Employer of the original certificates for 12,000 shares of Common Stock beneficially owned by Employee, valued at $2.6875 per share for purposes of this Agreement. Employee shall cause such certificates to be delivered to Employer on or before June 14, 1999. If such certificates are not timely delivered, then Employer may, at its option, cancel the exercise of the 17,200 Options pursuant to this Section. Upon timely delivery of the certificates to Employer, Employer shall promptly issue and deliver to Employee certificates for 17,200 shares of Common Stock in accordance with Employer's past practice concerning its stock
option plans and stock option agreements.   Further, on May 14, 1999, Employee
shall apply $12,187.50 of the net amounts payable to him hereunder to the exercise of additional options to purchase 6,500 shares of Common Stock. On May 14, 1999, Employer shall pay to Employee $34,475 in cancellation of Employee's unexercised options to purchase 78,800 shares of Common Stock, at a rate of $.4375 per share.

     7. All payments to Employee pursuant to Sections 3, 4, 5 and 6 shall be subject to withholding of all applicable taxes consistent with Employer's past practice.

     8. Employer and its subsidiaries hereby release Employee from any and all claims, demands and liabilities whatsoever, whether actual or contingent, existing as of the date hereof, including, but not limited to, any and all liability of Employee to Employer and/or its subsidiaries arising from his employment by or service as a Director of Employer or such subsidiaries; provided, however, that such release shall not cover any liability arising under this Agreement.

     9. Employee represents that he has returned to Employer all of Employer's property in his possession, custody or control, including, but not limited to, all documents and computer-stored information and all copies thereof, and all communication and other equipment and credit cards; provided, however, that Employee has retained, with Employer's permission, the laptop computer previously provided by Employer to Employee.

     10. Employee shall not divulge, communicate or use to the detriment of Employer or for the benefit of any other person or persons, or misuse in any way, any confidential information pertaining to Employer or any of its subsidiaries.

     11. Notwithstanding any provision of this Agreement to the contrary, Employer shall indemnify and hold harmless Employee with respect to third-party claims in accordance with Employer's By-Laws, and Employee shall indemnify and hold harmless Employer and its subsidiaries and their respective officers, directors, employees, agents and representatives from and against any and all liabilities, losses, claims and expenses (including, but not limited to, reasonable attorneys fees and expenses) arising from third party claims based on alleged gross negligence or willful misconduct by Employee.
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     12.  Prior to signing this Agreement, Employee has carefully read and understood this Agreement and has either carefully reviewed this Agreement with his attorney or voluntarily waived his right to such review with his attorney.

     13. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof.

     14. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

     15. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

     16. All references in this Agreement to "Employer" shall be deemed to include any and all of Employer's direct or indirect subsidiaries to the extent the context may require.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        EMPLOYER:

                                        BCT INTERNATIONAL, INC.



                                        By:   William A. Wilkerson
                                           -----------------------
                                              William A. Wilkerson, Chairman


                                        EMPLOYEE:


                                              James H. Kaufenberg
                                        -------------------------
                                              James H. Kaufenberg